Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

TeleHealthCare, Inc:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 Amendment No. 1 of our report dated January 6, 2015, relating to our audit of the balance sheet of TeleHealthCare, Inc. as of September 30, 2014 and 2013, and the related statement of operations, changes in stockholders' equity (deficit), and cash flows for the year ending September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013. Our report dated January 6, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Walnut, California

February 6, 2015